BMC Stock Holdings, Inc. Announces 2019 Third Quarter Results
Solid Execution of the Company’s Strategy Drives Improved Margins, Strong Cash Flow and Share Gains in Value-Added Product Categories

Raleigh, NC - November 5, 2019 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced its financial results for the third quarter ended September 30, 2019. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

Third Quarter 2019 Highlights (Comparisons are to Prior Year Period)

•
Net sales of $964.2 million, a decrease of 2.6% primarily driven by commodity price deflation, partially offset by acquisition growth of 3.9% and Core Organic Growth (defined in the Net Sales table below) of 3.6%

•	Gross profit of $254.8 million, an increase of 5.6%

•	Gross margin (or gross profit as a percentage of sales) of 26.4%, an increase of 200 basis points

•	Net income of $33.6 million, a decrease of $2.3 million

•	Adjusted EBITDA (non-GAAP) of $74.7 million, up slightly from the prior year

•	Adjusted EBITDA margin (non-GAAP) of 7.7%, an increase of 20 basis points

•	Diluted earnings per share of $0.50, compared to $0.53 in the prior year

•	Adjusted net income per diluted share (non-GAAP) of $0.58, unchanged from the prior year

•	Cash provided by operating activities of $69.1 million, an increase of $9.4 million

•	Completed three acquisitions with aggregate pre-acquisition net sales of approximately $95 million for the twelve months ended June 30, 2019

“Driven by our team’s continued focus on executing our strategy, we delivered another quarter of strong results with 3.6% Core Organic Growth, significantly improved margins and strong operating cash flow,” said Dave Flitman, President and CEO of BMC. “Share gains in our value-added product categories led to Core Organic Growth in our higher-margin categories of 7.4% in Structural Components and 5.9% in Millwork, Doors and Windows. As a result of this growth and our relentless focus on our strategic initiatives, we delivered strong 26.4% gross margin, net income of $33.6 million, Adjusted EBITDA of $74.7 million and Adjusted EBITDA margin of 7.7%, as well as significantly improved cash flow from operations for the quarter.”

Flitman continued, “During the third quarter, we continued our focus on ramping up our productivity initiatives, accelerating our innovation efforts and identifying and completing strategic tuck-in acquisitions. Specifically, we completed three additional acquisitions, Kingston Lumber, Heritage One Door & Carpentry and Colorado Fasteners. Together, these businesses reported approximately $95 million in sales for the twelve months ended June 30, 2019 and will help strengthen our customer portfolio, product mix and footprint in their respective local markets. As we work to close out 2019 with strong momentum and look forward to 2020, our confidence is strong as our team is even more focused on the execution of our strategic initiatives, and our goal of continuing to gain share and drive long-term shareholder value.”

Third Quarter 2019 Summary of Financial Results
During the three months ended September 30, 2019, the Company generated solid net income, diluted earnings per share, Adjusted EBITDA (non-GAAP) and Adjusted EBITDA margin (non-GAAP), as well as significantly improved operating cash flow.

	Three Months Ended September 30,
(in thousands, except per share data)	2019	2018	Variance
Net sales	$964,249	$990,264	$(26,015)

Net income and EPS
Net income (GAAP)	$33,597	$35,858	$(2,261)
Diluted earnings per share (GAAP)	$0.50	$0.53	$(0.03)
Adjusted net income (non-GAAP)	$38,756	$39,319	$(563)
Adjusted net income per diluted share (non-GAAP)	$0.58	$0.58	$—

Adjusted EBITDA (non-GAAP)	$74,658	$74,368	$290
Adjusted EBITDA margin (non-GAAP)	7.7%	7.5%	0.2%

Net cash provided by operating activities	$69,105	$59,689	$9,416
Third Quarter 2019 Financial Results Compared to Prior Year Period

•
Net sales decreased 2.6% to $964.2 million, primarily driven by commodity price deflation. Specifically, the Company estimates that net sales decreased 10.5% from commodity price deflation within the lumber & lumber sheet goods and structural components product categories and 1.1% from the disposition of the Coleman Floor business. These decreases were partially offset by an increase of 3.9% from the Company’s recent acquisitions, 1.5% from an additional selling day versus the prior year period and an increase of 3.6% from Core Organic Growth.

•
Gross profit increased 5.6% to $254.8 million. Gross profit as a percentage of sales (gross margin) was 26.4%, compared to 24.4% for the third quarter of 2018. This result reflects a 210 basis point year-over-year improvement in gross margin within the lumber and lumber sheet goods category and a 160 basis point improvement within structural components.

•
Selling, general and administrative (“SG&A”) expenses increased $13.1 million to $189.3 million. Approximately $6.7 million of this increase related to SG&A expenses at the Company’s recently acquired businesses, $5.2 million of the increase related to employee wages and benefits and $2.0 million of the increase related to gains on the sale of property, equipment and real estate during the prior year period, partially offset by a decrease of $0.8 million in other SG&A expenses.  SG&A expenses as a percent of net sales were 19.6%, compared to 17.8% for the third quarter of 2018. This increase was primarily a result of deflation in the selling prices of lumber and lumber sheet goods and structural components.

•	Depreciation expense, including the portion reported within cost of sales, increased to $14.0 million, compared to $12.8 million in the third quarter of 2018.

•	Merger and integration costs decreased to $1.3 million, consisting primarily of system integration costs, compared to $1.5 million in the third quarter of 2018.

•	Amortization expense increased to $4.6 million, compared to $3.8 million in the third quarter of 2018, primarily due to the amortization of intangible assets at recently acquired businesses.

•	Interest expense decreased to $5.8 million, compared to $5.9 million in the third quarter of 2018.

•
Other income, net, increased to $3.5 million, which was derived primarily from state and local tax incentives, interest income and customer service charges, compared to $3.0 million in the third quarter of 2018. This increase resulted primarily from an increase in interest income.

•	Net income was $33.6 million, or $0.50 per diluted share for the quarter, compared to $35.9 million, or $0.53 per diluted share, in the third quarter of 2018.

•
Adjusted net income (non-GAAP) decreased slightly to $38.8 million, or $0.58 per diluted share (non-GAAP), compared to Adjusted net income of $39.3 million, or $0.58 per diluted share, in the third quarter of 2018.

•	Adjusted EBITDA (non-GAAP) was $74.7 million, up slightly from the third quarter of 2018.

•	Adjusted EBITDA margin (non-GAAP), defined as Adjusted EBITDA as a percentage of net sales, expanded 20 basis points to 7.7%, compared to the third quarter of 2018.

•	Cash provided by operating activities increased $9.4 million to $69.1 million, primarily due to commodity price deflation and improved inventory turns, compared to the third quarter of 2018.

Liquidity and Capital Resources
Total liquidity as of September 30, 2019 was approximately $541.1 million, which included $173.3 million of cash and cash equivalents and $367.8 million of borrowing availability under the Company’s asset-backed revolver.

Capital expenditures during the third quarter of 2019, net of proceeds from the sale of property, equipment and real estate, totaled $21.4 million. These expenditures were primarily used to fund purchases of vehicles and equipment to replace aged assets and support increased sales volume and facility, technology and automation investments to support our operations.

Acquisitions
Enhancing its value-added offerings, customer mix and local market presence, the Company completed three acquisitions during the third quarter, including Kingston Lumber on August 1, 2019 in the greater Seattle market, Heritage One Door & Carpentry on September 3, 2019 in the greater Sacramento area, and Colorado Fasteners on September 16, 2019 in the Denver market. Together, these businesses had combined sales of approximately $95 million for the 12 months ended June 30, 2019.

Stock Repurchases
On November 26, 2018, the Company announced that its board of directors authorized a $75.0 million share repurchase program, which was to expire on November 20, 2019. During October 2019, the Company’s board of directors authorized extending this share repurchase program for one year, such that it will expire on November 20, 2020. In the third quarter of 2019, the Company did not repurchase any shares. As of November 5, 2019, the Company had approximately $55.7 million of capacity remaining under the current share repurchase authorization.

Conference Call Information
BMC will host a conference call on Tuesday, November 5, 2019 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website ir.buildwithbmc.com in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13695334. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on November 12, 2019. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this press release under “Reconciliation of GAAP to Non-GAAP Measures.”

About BMC Stock Holdings, Inc.
With approximately $3.7 billion in 2018 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Raleigh, NC, the Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 18 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as “may,” “might,” “predict,” “future,” “seek to,” “assume,” “goal,” “objective,” “continue,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “guidance,” “possible,” “predict,” “propose,” “potential” and “forecast,” or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC’s control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	fluctuation of commodity prices and prices of our products as a result of national and international economic and other conditions;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability and positive cash flows;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term noncancellable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning (“ERP”) information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the impact of the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•
other factors discussed or referred to in the “Risk Factors” section of BMC's most recent Annual Report on Form 10-K filed with the SEC on February 28, 2019 as supplemented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

All such factors are difficult to predict and are beyond BMC’s control. All forward-looking statements attributable to BMC or persons acting on BMC’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net sales
Building products	$728,465	$773,787	$2,061,766	$2,201,863
Construction services	235,784	216,477	674,263	621,064
	964,249	990,264	2,736,029	2,822,927
Cost of sales
Building products	528,737	568,713	1,484,384	1,631,022
Construction services	180,745	180,248	534,979	511,919
	709,482	748,961	2,019,363	2,142,941
Gross profit	254,767	241,303	716,666	679,986

Selling, general and administrative expenses	189,284	176,204	540,649	506,236
Depreciation expense	10,501	10,059	30,117	29,323
Amortization expense	4,552	3,790	13,237	11,263
Merger and integration costs	1,295	1,459	5,467	3,627
Impairment of assets	115	—	644	—
	205,747	191,512	590,114	550,449
Income from operations	49,020	49,791	126,552	129,537
Other income (expense)
Interest expense	(5,773)	(5,926)	(17,385)	(17,916)
Other income, net	3,540	2,953	10,159	7,830
Income before income taxes	46,787	46,818	119,326	119,451
Income tax expense	13,190	10,960	29,680	27,829
Net income	$33,597	$35,858	$89,646	$91,622

Weighted average common shares outstanding
Basic	66,685	67,329	66,681	67,246
Diluted	67,361	67,896	67,240	67,743

Net income per common share
Basic	$0.50	$0.53	$1.34	$1.36
Diluted	$0.50	$0.53	$1.33	$1.35

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$173,259	$150,723
Accounts receivable, net of allowances	344,645	298,440
Inventories, net	324,458	309,279
Contract assets	36,759	32,348
Prepaid expenses and other current assets	66,407	56,249
Total current assets	945,528	847,039
Property and equipment, net of accumulated depreciation	338,361	294,327
Operating lease right-of-use assets	125,093	—
Customer relationship intangible assets, net of accumulated amortization	178,526	158,563
Other intangible assets, net of accumulated amortization	645	325
Goodwill	283,366	262,997
Other long-term assets	8,669	12,860
Total assets	$1,880,188	$1,576,111
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$201,709	$123,495
Accrued expenses and other liabilities	103,003	110,276
Contract liabilities	34,501	34,888
Income taxes payable	8,879	902
Interest payable	9,572	4,759
Current portion:
Long-term debt and finance lease obligations	6,369	6,661
Operating lease liabilities	24,343	—
Insurance reserves	19,358	15,198
Total current liabilities	407,734	296,179
Insurance reserves	43,506	41,270
Long-term debt	345,823	345,197
Long-term portion of finance lease obligations	9,832	8,845
Long-term portion of operating lease liabilities	107,498	—
Deferred income taxes	7,891	3,034
Other long-term liabilities	323	6,927
Total liabilities	922,607	701,452
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 68.3 million and 67.7 million shares issued, and 66.8 million and 67.2 million outstanding at September 30, 2019 and December 31, 2018, respectively	683	677
Additional paid-in capital	683,460	672,095
Retained earnings	299,991	210,345
Treasury stock, at cost, 1.5 million and 0.5 million shares at September 30, 2019 and December 31, 2018, respectively	(26,553)	(8,458)
Total stockholders' equity	957,581	874,659
Total liabilities and stockholders' equity	$1,880,188	$1,576,111

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$89,646	$91,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	39,722	37,297
Amortization of intangible assets	13,237	11,263
Amortization of debt issuance costs	1,124	1,263
Deferred income taxes	4,857	1,314
Non-cash stock compensation expense	9,177	8,226
Gain on sale of property, equipment and real estate	(1,839)	(3,435)
Other non-cash adjustments	2,314	686
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(24,068)	(59,768)
Inventories, net	(494)	(41,883)
Accounts payable	68,456	29,897
Other assets and liabilities	(3,715)	34,156
Net cash provided by operating activities	198,417	110,638
Cash flows from investing activities
Purchases of businesses, net of cash acquired	(85,780)	(20,970)
Purchases of property, equipment and real estate	(67,582)	(42,704)
Proceeds from sale of property, equipment and real estate	4,444	10,968
Insurance proceeds	107	1,991
Net cash used in investing activities	(148,811)	(50,715)
Cash flows from financing activities
Proceeds from revolving line of credit	110,987	713,264
Repayments of proceeds from revolving line of credit	(110,987)	(717,726)
Repurchases of common stock under share repurchase program	(16,446)	—
Payments on finance lease obligations	(5,094)	(5,937)
Principal payments on other notes	—	(75)
Other financing activities, net	(5,530)	(3,508)
Net cash used in financing activities	(27,070)	(13,982)
Net increase in cash and cash equivalents	22,536	45,941
Cash and cash equivalents
Beginning of period	150,723	11,750
End of period	$173,259	$57,691

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended September 30, 2019		Three Months Ended September 30, 2018			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$175,344	18.2%	$166,919	16.9%	5.0%	7.4%
Lumber & lumber sheet goods	274,908	28.5%	357,286	36.1%	(23.1)%	0.4%
Millwork, doors & windows	285,750	29.6%	251,606	25.4%	13.6%	5.9%
Other building products & services	228,247	23.7%	214,453	21.6%	6.4%	2.8%
Total net sales	$964,249	100.0%	$990,264	100.0%	(2.6)%	3.6%

	Nine Months Ended September 30, 2019		Nine Months Ended September 30, 2018			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$483,575	17.7%	$470,365	16.7%	2.8%	4.1%
Lumber & lumber sheet goods	798,722	29.2%	1,013,495	35.9%	(21.2)%	(2.3)%
Millwork, doors & windows	796,807	29.1%	730,318	25.9%	9.1%	4.6%
Other building products & services	656,925	24.0%	608,749	21.5%	7.9%	7.4%
Total net sales	$2,736,029	100.0%	$2,822,927	100.0%	(3.1)%	2.6%

Net Sales by Customer Type
(unaudited)

	Three Months Ended September 30, 2019		Three Months Ended September 30, 2018 (b)			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$718,690	74.5%	$760,131	76.8%	(5.5)%	2.5%
Remodeling contractors	115,756	12.0%	113,416	11.5%	2.1%	3.9%
Multi-family, commercial & other contractors	129,803	13.5%	116,717	11.7%	11.2%	10.1%
Total net sales	$964,249	100.0%	$990,264	100.0%	(2.6)%	3.6%

	Nine Months Ended September 30, 2019		Nine Months Ended September 30, 2018 (b)			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$2,064,382	75.5%	$2,163,784	76.7%	(4.6)%	2.0%
Remodeling contractors	314,277	11.5%	327,700	11.6%	(4.1)%	(0.6)%
Multi-family, commercial & other contractors	357,370	13.0%	331,443	11.7%	7.8%	9.6%
Total net sales	$2,736,029	100.0%	$2,822,927	100.0%	(3.1)%	2.6%
(a) Core Organic Growth is calculated as the total change in net sales excluding the estimated impact of changes in commodity-related prices, the net sales of non-comparable acquired or disposed operations and changes in selling days, as applicable.
(b) Certain previously reported amounts for the three and nine months ended September 30, 2018 were revised in the tables above.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense (income), income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•	Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$33,597	$35,858	$89,646	$91,622
Interest expense	5,773	5,926	17,385	17,916
Interest income	(1,047)	(117)	(2,832)	(117)
Income tax expense	13,190	10,960	29,680	27,829
Depreciation and amortization	18,535	16,626	52,959	48,560
Merger and integration costs	1,295	1,459	5,467	3,627
Non-cash stock compensation expense	3,014	3,310	9,177	8,226
Acquisition costs (a)	229	—	827	267
Impairment of assets	115	—	644	—
Sale of Coleman Floor (b)	(43)	—	(344)	—
Other items (c)	—	346	(222)	2,447
Adjusted EBITDA	$74,658	$74,368	$202,387	$200,377
Adjusted EBITDA margin	7.7%	7.5%	7.4%	7.1%

Net income	$33,597	$35,858	$89,646	$91,622
Merger and integration costs	1,295	1,459	5,467	3,627
Non-cash stock compensation expense	3,014	3,310	9,177	8,226
Acquisition costs (a)	229	—	827	267
Impairment of assets	115	—	644	—
Sale of Coleman Floor (b)	(43)	—	(344)	—
Other items (d)	1,635	(97)	1,413	1,950
Tax effect of adjustments to net income (e)	(1,086)	(1,211)	(3,674)	(3,443)
Adjusted net income	$38,756	$39,319	$103,156	$102,249

Diluted weighted average shares	67,361	67,896	67,240	67,743
Adjusted net income per diluted share	$0.58	$0.58	$1.53	$1.51
(a) Represents costs incurred related to the recently completed acquisitions. For the nine months ended September 30, 2019, the amount also includes costs incurred related to the conversion of the ERP system utilized by Shone Lumber.
(b) Represents the effect of certain customary post-closing adjustments related to the November 1, 2018 disposition of the Company’s Coleman Floor business (“Coleman Floor”).
(c) For the nine months ended September 30, 2019, represents income from a recovery made by the Company related to a fire at one of the Company’s facilities during 2015 (the “Recovery Income”) and the effect of the settlement of pending litigation for an amount below what was previously accrued (the “Litigation Settlement”). For the three and nine months ended September 30, 2018, represents costs incurred in connection with the departure of the Company’s former chief executive officer and the search for and appointment of his permanent replacement (“CEO Transition Costs”).
(d) For the three months ended September 30, 2019, represents out of period income tax expense to correct an error related to the calculation of excess windfall tax benefits on stock option exercises in certain prior periods (“Income Tax Adjustment”). For the nine months ended September 30, 2019, represents the Income Tax Adjustment, Recovery Income and Litigation Settlement. For the three and nine months ended September 30, 2018, represents CEO Transition Costs and a tax benefit related to a measurement period adjustment to the Company’s accounting for the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act Adjustment”). Other items for the three and nine months ended September 30, 2018 have been revised from previously reported amounts to exclude the excess windfall related to the Income Tax Adjustment that was reflected in historical results.
(e) The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.6%, 23.7%, 23.6% and 23.6% for the three months ended September 30, 2019 and 2018 and the nine months ended September 30, 2019 and 2018, respectively. The tax effect of adjustments to net income excludes the Income Tax Adjustment for the three and nine months ended September 30, 2019 and the Income Tax Adjustment and 2017 Tax Act Adjustment for the three and nine months ended September 30, 2018.